SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

CITIZENS FINANCIAL SERVICES, INC.
(Exact Name of Registrant as Specified in Its Charter)

Pennsylvania (State of Incorporation or Organization)	23-2265045 (I.R.S. Employer Identification No.)
15 South Main Street Mansfield, Pennsylvania (Address of Principal Executive Offices)	16933 (Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered

Common stock, par value $1.00 per share	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☑

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. □

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(g) of the Act: None.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
Item 1.                          Description of Registrant’s Securities to be Registered.

Citizens Financial Services, Inc. (the “Company”) is authorized to issue 28,000,000 shares of capital stock, 25,000,000 of which are shares of common stock, par value of $1.00 per share (the “Common Stock”), and 3,000,000 of which are shares of preferred stock, par value of $1.00 per share. At June 1, 2022, the Company had 3,931,367 shares of Common Stock outstanding and no shares of preferred stock outstanding.

Description of Common Stock

Each share of Common Stock has the same relative rights as, and is identical in all respects to, each other share of Common Stock.

Dividends

The holders of Common Stock are entitled to receive and share equally in such dividends, if any, as may be declared by the Board of Directors of the Company.

Voting Rights

The holders of Common Stock are generally entitled to one vote per share. Holders of Common Stock are not entitled to cumulate their votes in the election of directors.

Liquidation

In the event of the Company’s liquidation, dissolution or winding up, the holders of its Common Stock would be entitled to receive, after payment or provision for payment of all its debts and liabilities and the holders of any preferred stock, all of its assets available for distribution.

No Preemptive or Redemption Rights

Holders of Common Stock are not entitled to preemptive rights with respect to any shares that may be issued. The Common Stock is not subject to redemption.

Item 2.                          Exhibits.

Exhibit No.	Description
3.1
Restated Articles of Incorporation of Citizens Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2018 filed on August 9, 2018)

3.2	Amended and Restated Bylaws of Citizens Financial Services, Inc. (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on December 17, 2020)
4.1
Form of Specimen Common Stock Certificate of the Registrant (incorporated by reference to the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, filed on March 14, 2006)

SIGNATURE
Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

CITIZENS FINANCIAL SERVICES, INC.

Date: June 1, 2022	By:	/s/ Stephen J. Guillaume
Stephen J. Guillaume
Chief Financial Officer